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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



     Date of report (Date of earliest event reported):    January 23, 2001




                           TELESPECTRUM WORLDWIDE INC.

                 (Exact Name of Registrant Specified in Charter)

    Delaware                          0-21107                    23-2845501
    --------                          -------                    ----------
(State or Other                   (Commission File           (I. R. S. Employer
Jurisdiction of                        Number)               Identification No.)
Incorporation)

443 South Gulph Road
King of Prussia, Pennsylvania                                         19406

(Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone number, including area code:               (610) 878-7400


(Former Name or Former Address, if Changed Since Last Report)


ITEM 5.  OTHER EVENTS

During the fourth quarter of 2000, as part of a continuing analysis of the Company's operational strategies, the Board of Directors of the Company approved a restructuring plan (the "Plan") designed to streamline operations and improve profitability by closing certain call centers and reducing overhead costs. The Plan will result in pre-tax charges in the fourth quarter ranging from $8.0 to $10.0 million requiring a cash outlay of approximately $5.4 to $6.7 million over the next twelve to eighteen months.

The key components of the Plan are:

1. Close four call centers (two from Acquisition Services and two from ChannelCare)
2.   Close our Fulfillment operation
3.   Reduce general overhead costs
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The implementation of the Plan will result in a charge for restructuring and asset impairments. The restructuring charge relates to employee separation costs and costs associated with exiting facilities. The asset impairment charge relates to the reduction of fixed assets in idled facilities to their net realizable value. Each of these general cost categories is discussed below.

Employee separation costs will represent approximately 29% of the restructuring charge and are estimated to range from $1.6 to $2.0 million. The total headcount reduction will approximate 120 employees and will relate to both call center closures and overhead reductions in force. The estimated 2001 savings from this reduction in force is $6.0 to $7.0 million.

Costs to exit facilities and related activities will represent 71% of the restructuring charge and are estimated to range from $3.5 to $5.0 million, resulting from the closure of four call centers. The business handled by these centers will be transferred to remaining call centers resulting in increased capacity utilization. The amounts are computed as the remaining contractual obligations in each closed center net of estimated income from subletting. The centers will be closed in January 2001.

Costs incurred to reduce fixed assets related to owned production equipment, computers and leasehold improvements to net realizable value in idled facilities are estimated to range from $2.4 to $3.0 million.

We have made forward-looking statements in this Form 8-K, including information concerning possible or assumed future results of our operations, our cash flows (EBITDA), income we expect to earn for subletting closed facilities, charges we expect to incur as a result of impairment of intangible assets, the amount and timing of the required cash outlay, the amount of estimated savings in 2001, and those preceded by, followed by or that include the words "anticipates," "believes," "expects," "intends" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the savings actually realized from the cost reductions, the costs to exit facilities, the possible income from subletting those facilities, and the demand for our services, in addition to those factors discussed elsewhere in this report, could affect the amount of the restructuring charge and the results and cash flows for our future operations and could cause that charge and those results and cash flows to differ materially from the amounts expressed in this report. In addition, you should understand that the closure of the four call centers, along with other elements of the cost reduction program, may reduce our revenues as well as our expenses, which will further affect future cash flows and operations. The following important factors could also have an affect on our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

-    our significant debt service and repayment obligations;
- our need to obtain additional financing and refinancing to pursue our business objectives;
- our increased debt restricting our ability to obtain financing or refinancing or pursue other business objectives;
-    our profitability is dependent on one or more significant clients;
- adverse effects on profitability if we do not maintain sufficient capacity utilization;
- adverse effects on our Company if we do not obtain and implement new or enhanced technology;
- adverse effects on our profitability if we do not avoid high personnel turnover;
-    our reliance on telecommunications companies;
- fluctuations in quarterly operating results causing our stock price to change; and
- events directly or indirectly relating to our Company causing our stock price to be volatile.

Also, as previously announced, we anticipate an additional charge to our earnings in the fourth quarter of 2000 for impairment of intangible assets and other factors. We have not yet determined the amount of this charge, however, and we expect that it will not be determined until the release of fourth quarter of 2000 results.